Webb & Company, P.A.	Exhibit 23.2

Certified Public Accountants

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We Consent to the use of our report dated February 28, 2004, except for Note 15(B), for which the date is March 17, 2004, with respect to the balance sheets of Oriental Wave Holding Limited and subsidiary as of December 31, 2003 (consolidated) and 2002, and the related statements of operations and comprehensive income (loss), stockholder’s equity (deficiency) and cash flows for the year ended December 31, 2003 (consolidated) and for the period from January 22, 2002 (inception) to December 31, 2002 which is included in the Proxy Statement/Prospectus of Dragon Pharmaceutical, Inc. that is part of the S-4 Registration Statement. We further consent to the reference to our Firm under the heading “Experts” in the Registration Statement.

/s/    Webb & Company, P.A.

Certified Public Accountants

July 16, 2004